Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-187806) of Fomento Económico Mexicano, S.A.B. de C.V., of our reports dated April 16, 2014, with respect to the consolidated financial statements of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries included in its Annual Report on Form 20-F, for the year ended December 31, 2013.

Mancera, S.C. A member practice of Ernst & Young Global Limited

/s/ Agustin Aguilar
Agustin Aguilar

Monterrey, Mexico

April 16, 2014

Exhibit 23.1-1